Exhibit (j) under Form N-1A
Exhibit 23 under Item 601/ Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  references  to  our  firm  under  the  captions "Financial Highlights"  in  each Prospectus and "Independent Registered  Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment Number 12 to the Registration Statement (Form  N-1A,  No.  333-134468) of Federated MDT Series, and to the incorporation by reference of our reports, dated September 23, 2011, on Federated MDT All Cap Core Fund, Federated MDT Balanced Fund, Federated MDT Large Cap Growth Fund, Federated MDT Small Cap Core Fund and Federated MDT Small Cap Growth Fund (five of the portfolios constituting Federated MDT Series) included in the Annual Shareholder Reports for the year ended July 31, 2011.

ERNST & YOUNG LLP

Boston, Massachusetts
September 23, 2011